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                               SCHEDULE 14A INFORMATION
                                   PROXY STATEMENT


                     Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Preliminary Filing)

                              -------------------------



/X/ Filed by the Registrant
/ / Filed by a party other than the Registrant

/ / Preliminary proxy statement, as amended
/ / Definitive proxy statement
/X/ Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                               MISSION WEST PROPERTIES
                                     (Registrant)

                            Commission File Number 1-8383




Payment of filing fee:

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
    (1)  Title of each class of securities to which transaction applies: N/A
                                                                         -------
    (2)  Aggregate number of securities to which transactions applies: N/A
                                                                       ---------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing
    (1)  Amount previously paid:
                                  ----------------------------------------------
    (2)  Form, schedule or registration statement no.:
                                                        ------------------------
    (3)  Filing party:
                        --------------------------------------------------------
    (4)  Date filed:
                      ----------------------------------------------------------



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                             MISSION WEST PROPERTIES
                         6815 Flanders Drive, Suite 250
                        San Diego, California 92121-3914


                            ________________________

                         SUPPLEMENTAL PROXY INFORMATION
                                       AND
                            NOTICE OF ADJOURNMENT OF
                         SPECIAL MEETING OF SHAREHOLDERS
                            ________________________


INTRODUCTION

Shareholders of Mission West Properties (the "Company") have previously been supplied with a Notice of Special Meeting of Shareholders and a Proxy Statement dated November 7, 1996. This previously distributed proxy information detailed a transaction in which the Company proposed to sell all or substantially all of its real estate assets to Lincoln Property Company N.C., Inc. ("Lincoln"). The transaction with Lincoln was scheduled to be put to a vote of the Company's shareholders at a Special Meeting to be held December 7, 1996, which meeting was adjourned to December 16, 1996, as noted below.

On December 6, 1996, the Company terminated the transaction to sell to Lincoln pursuant to the terms of the agreement with Lincoln (the "Lincoln Agreement") and entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (the "Spieker Agreement") by and among Spieker Properties, L.P. (the "Purchaser" or "Spieker"), the Company, and Mission West Executive Aircraft Center, Inc., a wholly owned subsidiary of the Company ("MW Aircraft Center") (the Company and MW Aircraft Center collectively, the "Company" or "Seller"), pursuant to which the Company proposes to sell all of its real estate assets (the "Assets") to the Purchaser for a purchase price of $50,500,000 in cash (the "Spieker Transaction").

The terms of the proposed Spieker Transaction are similar in most respects to those proposed under the Lincoln transaction, except for enhanced economic terms. The information contained in this Supplemental Proxy Information, therefore, reflects only those items that are materially different from the proposed Lincoln transaction (PLEASE REFER TO THE NOTICE OF MEETING AND PROXY STATEMENT DATED NOVEMBER 7, 1996 PREVIOUSLY DISTRIBUTED).

ADJOURNMENT OF SHAREHOLDER MEETING

The Special Meeting of Shareholders noticed for December 7, 1996 has been adjourned to Monday, December 16, 1996 at 9:00 a.m. at the executive offices of the Company, 6815 Flanders Drive, Suite 250, San Diego, California.

PARTIES TO THE SPIEKER TRANSACTION

The Purchaser, a California limited partnership, is 83-percent owned by Spieker Properties, Inc., a public corporation listed on the New York Stock Exchange (trading symbol "SPK"). The Purchaser is a real estate investment trust that owns and operates a portfolio of 128 income-producing office, industrial, and retail properties primarily located in California and the Pacific Northwest. The Purchaser's principal executive offices are located at 2180 Sand Hill Road, Suite 200, Menlo Park, California. The purchaser's telephone number is (415) 854-5600.

There is no affiliation between the Company and the Purchaser.

   THIS MATERIAL SUPPLEMENTS THE PROXY STATEMENT DATED NOVEMBER 7, 1996

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ADDITIONAL BACKGROUND AND REASONS FOR THE SPIEKER TRANSACTION

Following execution of the Lincoln Agreement, but in compliance with the terms thereof, the Company furnished information to third parties who expressed an interest in pursuing a purchase of the Assets. Noting that several parties were potentially interested in making, or had already made, offers to purchase the Assets for consideration that would result in net proceeds to the Company of an amount in excess of that offered by the Lincoln Agreement, the Company notified Lincoln and discussed with Lincoln representatives a potential increase in the consideration offered by Lincoln. Thereafter, on December 3, 1996 the Company advised Lincoln and two (2) parties that had made offers to purchase the Assets that "best and final" offers to purchase the Assets should be received by the Company at or before 5:00 p.m. on December 5, 1996 (two (2) days before a planned shareholder meeting at which action would be taken to commit the Company irretrievably to the Lincoln Agreement). The Company also advised the participants in the "best and final" process that it would entertain proposals that did not contain a "fiduciary out" provision in order to bring finality to the process, and requested an increased deposit and a reduced value attributable to the MW Aircraft Center. A third party made an offer for the Assets on December 4, 1996 and was advised of the "best and final" procedure thereafter.

Pursuant to the terms of a "fiduciary out" provision in the Lincoln Agreement, the Board could terminate that agreement and pursue a third party offer without breaching the Lincoln Agreement if (i) the Board determined that the terms of the third party offer were economically superior to the transaction contemplated by the Lincoln Agreement, (ii) as a result, in the opinion of the Company's legal counsel, the Board had a fiduciary duty to accept the third party offer, and (iii) the Company paid Lincoln a "break-up" fee of up to $1,000,000 (in addition to a break-up fee of up to $2,000,000 that would be due DMB/SVP California Investments, LLC ("DMB/SVP") under a previous agreement). Of this amount, $150,000 was payable to Lincoln immediately as reimbursement for costs incurred in performing its due diligence review of the Assets; the balance of $850,000 (and $1,850,000 to DMB/SVP) will be due if a sale of Assets or sale of the Company to a third party is completed.

Each of the three (3) parties, as well as Lincoln, submitted revised offers to purchase the Assets consistent with the "best and final" process. After the 5:00 p.m. deadline, but prior to a December 6, 1996 Board meeting, Lincoln increased its offer by an additional amount. The Board met on December 6, 1996 to consider all offers received. The Board concluded, in part based upon the advice of its financial advisor, that the Spieker offer was the best offer for purchase of the Assets available to the Company in view of all relevant circumstances. Based upon this conclusion, legal counsel advised the Board that it had a fiduciary duty to accept the offer from Spieker. The Board authorized management to give the "fiduciary out" notice to Lincoln and to execute and deliver the Spieker Agreement on behalf of the Company. Subsequently, two (2) participants in the "best and final" process increased, or purported to increase, their offers for the Assets.

The Board of Directors has determined unanimously that the Spieker Transaction under the terms of the Spieker Agreement is in the best interests of the Company and its shareholders. In making this determination, the Board considered the months of effort during which management and its advisors entertained discussions with numerous parties concerning various potential transactions, the expressions of interest received in certain instances, the agreements reached with DMB/SVP and then Lincoln, independent advice with respect to valuation of the Company's properties and the pricing of the Purchaser's offer, as well as an opinion dated December 6, 1996 from the Company's financial advisor (in the same form previously delivered to the Board) that the Spieker Transaction is fair to the Company's shareholders from a financial point of view. In addition, the Board considered the financial resources of Spieker and its affiliates and the likelihood it would be able to close the Spieker Transaction.

OPINION OF FINANCIAL ADVISOR

The Company's financial advisor, Slusser Associates, Inc. has rendered its opinion that the proposed Spieker Transaction is fair to the Company's shareholders from a financial point of view.

SUMMARY OF MATERIALLY DIFFERENT TERMS OF THE SPIEKER AGREEMENT

CLOSING: The Closing is scheduled to occur in late December 1996 or early January 1997, subject to extension in certain cases by both parties, but in no event shall the Closing occur after March 31, 1997. If the Spieker Transaction is not closed by June 27, 1997, DMB/SVP has the option to proceed with a purchase of the Assets under the terms of their previous agreement.

                                      - 2 -
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PURCHASE PRICE:  The purchase price for the Assets being sold is $50,500,000, payable in cash at the Closing. The Company will satisfy the secured indebtedness related to the Assets, estimated to be $30,750,000 at the time of closing, as well as any portion of the $3,000,000 "break-up" fees due to Lincoln and DMB/SVP, from the proceeds of the purchase price. There will be no reduction in purchase price for soils and structural repairs to any of the Company's properties. Contingencies related to the MW Aircraft Center remain; however, the price at which the MW Aircraft Center may be excluded from the Spieker Transaction at the end of a 90-day period has been reduced to $3,000,000.

ESCROW ACCOUNT: The Company and the Purchaser have opened an escrow account with First American Title Insurance Company (the "Escrow Holder"). The Purchaser has placed $3,000,000 on deposit with the Escrow Holder and has paid the Company $150,000 as consideration for executing the Spieker Agreement. Of the deposit amount, $300,000 is specifically allocated to the MW Aircraft Center leasehold properties.

TERMINATION: There are no provisions for termination of the Spieker Agreement under a "fiduciary out" or any related "break-up" fee.

FEDERAL INCOME TAX CONSEQUENCES

The sale of Assets contemplated by the Spieker Agreement will constitute a taxable disposition of assets for federal income tax purposes and will result in a tax gain to the Company. The amount of gain will be determined upon Closing. This gain will represent the difference between the tax bases of the Assets and the net proceeds from the sale and is anticipated to be approximately $4,600,000.

OPERATION OF THE COMPANY AFTER THE CLOSING

Upon the Closing, after satisfying its accrued liabilities, the Company will have net assets of approximately $17,000,000, consisting primarily of cash and cash equivalents, and no operating assets. After the Closing, the Company intends to consider making a substantial dividend distribution to shareholders; the Company will then review available strategic alternatives, which may include business or asset acquisitions, a sale of the Company, or outright liquidation.

STOCK PRICE

The Company's Common Stock is listed on the American and Pacific Stock Exchanges. On December 5, 1996, the last trading day prior to the public announcement of the proposed sale of Assets, the high, low, and closing sales price of the Company's Common Stock was $9.875 per share.

   THE DATE OF THIS SUPPLEMENTAL PROXY INFORMATION IS DECEMBER 7, 1996